Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT, (“Agreement”) made and entered into as of November 19, 2012 (“Execution Date”) effective as of November 2, 2012 (the “Effective Date”), by and between RAYMOND L. GELLEIN, JR. (the “Executive”) and STRATEGIC HOTELS & RESORTS, INC. (the “Company”) sets forth the terms and conditions of the Executive’s employment with the Company.

1. Performance of Services. The Executive’s employment with the Company shall be subject to the following:

(a)	Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive as its chief executive officer, with the titles of President and Chief Executive Officer during the Agreement Term (as defined below), and the Executive hereby agrees to accept such employment during the Agreement Term. During the Agreement Term, while he is employed by the Company, the Executive shall be nominated for election to the Board of Directors of the Company (the “Board”), so long as he is Chief Executive Officer. The Executive is also currently Chairman of the Board and shall continue in such role until the Executive or Company otherwise determines. The “Agreement Term” shall be the period beginning on the Effective Date and ending on December 31, 2014.

(b)	During the Agreement Term, while the Executive is employed by the Company, the Executive shall devote his full time, energies and talents to serving as its President and Chief Executive Officer.

(c)	The Executive agrees that he shall perform his duties faithfully and to the best of his abilities subject to the directions of the Board. The Executive’s duties may include providing services for both the Company and the Subsidiaries (as defined below), as determined by the Board; provided, however, that the Executive shall not, without his consent, be assigned tasks that would be inconsistent with those of President and Chief Executive Officer of the Company. The Executive will have such authority, power, responsibilities and duties as are inherent to his positions (and the undertakings applicable to his positions) and necessary to carry out his responsibilities and the duties required of him hereunder. For purposes of this Agreement, the term “Subsidiary” shall mean any corporation, partnership, joint venture or other entity during any period, in which at least a majority interest in such entity is owned, directly or indirectly, by the Company (or a successor to the Company).

(d)

Notwithstanding the foregoing provisions of this paragraph 1, or any other provision of this Agreement, during the Agreement Term, the Executive may continue as a director of those entities of which he is a member of the board of directors as of the Effective Date as listed on Schedule 1. In addition, notwithstanding the foregoing provisions of this paragraph 1, or any other provision of this Agreement, during the Agreement Term, the Executive may devote reasonable time to activities other than those required under this

Agreement, including investment in, management of and engagement in businesses set forth on Schedule 2 and similar or related entities, management of his personal investments and activities involving professional, charitable, educational, religious and similar types of organizations, to the extent that such other activities do not, in the reasonable judgment of the Board, inhibit or prohibit the performance of the Executive’s duties under this Agreement, or conflict in any material way with the business of the Company or any Subsidiary; provided, however, that the Executive shall obtain approval of the Board prior to nomination or seeking election to the board of directors of any company not listed on Schedule 1, and such approval shall not be unreasonably withheld.

(e)	The Company shall, to the maximum extent permitted by applicable law, protect, defend, indemnify and hold harmless the Executive against any costs, losses, expenses, claims, suits, proceedings, investigations, damages or liabilities to which the Executive may become subject which arise out of, are based upon or relate to, or are alleged to so arise, be based upon or to relate to the Executive’s employment by the Company (and any Subsidiary) or the Executive’s service to the Company (and any Subsidiary) as an employee, officer or member of the Board, including, without limitation, reimbursement on a current basis, upon submission of invoices, for any legal or other expenses reasonably incurred by the Executive in connection with investigating and defending against any such costs, losses, expenses, claims, suits, proceedings, investigations, damages or liabilities; provided, however, that the Company shall not be required to pay any amounts under this paragraph except upon receipt of an unsecured undertaking by the Executive to repay any such amounts as to which it shall ultimately be determined by a court of competent jurisdiction that the Executive is not entitled to indemnification by the Company. The Executive will be covered under the Company’s directors and officers insurance policy during the Agreement Term and for such period following the Date of Termination during which any action may be brought against the Executive related to the matters above, so long as the Company maintains such coverage for any director or officer of the Company. The Company’s obligations under this paragraph 1(e) shall survive termination or expiration of this Agreement and any termination of Executive’s employment with the Company or its affiliates.

2. Compensation. Subject to the terms of this Agreement, during the Agreement Term, while the Executive is employed by the Company, the Company shall compensate him for his services as follows:

(a)	Salary and Bonus.

(i)	During the Agreement Term, the Executive shall receive an annual base salary (the “Salary”) of not less than $800,000. Such Salary shall be payable in arrears, in accordance with the payroll practices of the Company.

(ii)	For fiscal year 2012 and each subsequent fiscal year of the Company during the Agreement Term, the Executive shall be eligible to receive an annual cash performance-based bonus (the “Bonus”) from the Company, with a target bonus opportunity of 100% of Salary (“Target Bonus”), a threshold bonus opportunity of 50% of Salary (“Threshold Bonus”), and a maximum bonus opportunity of 200% of Salary (“Maximum Bonus”). For each fiscal year during the Agreement Term, the Executive shall have the opportunity to earn such Bonus pursuant to incentive parameters established by the Compensation Committee of the Board (the “Committee”). The Bonus, if any, shall be paid in cash between January 1 and March 15th of the fiscal year following the fiscal year to which the Bonus relates. The Bonus opportunity for fiscal year 2012 shall be based on the Salary earned by the Executive from the Company during the Agreement Term in 2012 and therefore shall be a prorated Bonus.

(iii)	In addition, the Committee may, in its discretion, award additional incentive compensation from time to time to Executive during the Agreement Term.

(b)	Benefits. The Executive shall be eligible to participate in any employee pension and welfare benefit plans and programs made available to the Company’s senior level executives, on terms which are no less favorable than the terms provided generally for the Company’s senior level executives from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded. In addition, Executive shall be entitled to an annual stipend of fifty thousand dollars ($50,000) (or a pro rata portion thereof with respect to any period during the Agreement Term which does not encompass a full calendar year) in recognition of certain commuting and travel expenses. Such annual stipend shall be paid pro rata throughtout the year in the same manner as Salary in accordance with the payroll practices of the Company.

(c)	Vacation. The Executive shall be entitled to four weeks of paid vacation each calendar year (or a pro rata portion thereof with respect to any period during the Agreement Term which does not encompass a full calendar year). Any unused vacation may be rolled over to the next calendar year, if permitted under the Company’s regular vacation policy as in effect from time to time.

(d)	Business Expenses. The Company will reimburse the Executive for reasonable expenses incurred by the Executive on Company business, pursuant to the Company’s standard expense reimbursement policy as in effect from time to time, so long as the Executive provides proper documentation establishing the amount, date and business purpose of those expenses.

(e)	Stock-Based Compensation.

(i)	Restricted Stock Unit Awards

Upon the Execution Date, the Executive shall receive an award of One Hundred Twelve Thousand Two Hundred Forty-Five (112,245) time-vesting restricted stock units in the form set forth on Attachment A.

(ii)	Performance Share Awards

Upon the Execution Date, the Executive shall receive a Performance Share Award with a target award of Two Hundred Twenty-Seven Thousand Eight Hundred Ninety-One (227,891) shares of Common Stock of the Company in the form set forth on Attachment B (“Performance Share Award”).

(iii)	Dividend Equivalents

Each restricted stock unit award under this paragraph 2(e) (“RSU”) shall provide for accrual of dividend equivalents until the delivery date, as follows. As of each dividend date with respect to shares of Common Stock, a dollar amount equal to the amount of the dividend that would have been paid on the number of shares of Common Stock equal to the number of RSUs held by the Executive as of the close of business on the record date for such dividend shall be converted into a number of RSUs equal to the number of whole and fractional shares of Common Stock that could have been purchased at the closing price on the dividend payment date with such dollar amount. In the case of any dividend declared on shares of Common Stock which is payable in shares of Common Stock, Executive shall be credited with an additional number of RSUs equal to the product of (x) the number of his RSUs then held on the related dividend record date and the (y) the number of shares of Common Stock (including any fraction thereof) distributable as a dividend on a share of Common Stock. Such dividend equivalents shall be paid to the Executive in shares of Common Stock, at such time as shares are delivered for payment of the RSUs.

(iv)	Future Awards.

For fiscal year 2014 during the Agreement Term, the Executive shall be eligible for a long-term incentive award with an opportunity of 250% of Salary with the terms of such award determined in good faith by the Committee.

3. Termination. The Executive’s employment with the Company during the Agreement Term may be terminated by the Company or the Executive without any breach of this Agreement under the circumstances described in paragraphs 3(a) through 3(g):

(a)	Death. The Executive’s employment hereunder will terminate upon his death.

(b)	Disability. The Company may terminate the Executive’s employment due to the Executive’s Disability. For purposes of this Agreement “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for ninety (90) days (which need not be continuous) during any consecutive twelve-month period as a result of incapacity due to a physical or mental illness which, in the opinion of the Board, renders the Executive incapable, after reasonable accommodation, of performing his duties under this Agreement. If the Executive disputes the Company’s determination of Disability, the Executive (or his designated physician) and the Company (or its designated physician) shall jointly appoint a third-party physician to examine the Executive and determine whether the Executive has a Disability.

(c)	Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder at any time for Cause (“Termination for Cause”). For purposes of this Agreement, the term “Cause” shall mean:

(i)	any conduct related to the Company involving gross negligence, gross mismanagement, or the unauthorized disclosure of confidential information or trade secrets;

(ii)	dishonesty or a violation of the Company’s Code of Business Conduct and Ethics that has or reasonably could be expected to result in a detrimental impact on the reputation, goodwill or business position of the Company or any Subsidiary;

(iii)	gross obstruction of business operations or illegal or disreputable conduct by Executive that impairs or reasonably could be expected to impair the reputation, goodwill or business position of the Company or any Subsidiary, and any acts that violate any policy of the Company relating to discrimination or harassment;

(iv)	commission of a felony or a crime involving moral turpitude or the entrance of a plea of guilty or nolo contendere to a felony or a crime involving moral turpitude; or

(v)	any action involving a material breach of the terms of this Agreement including material inattention to or material neglect of duties and Executive shall not have remedied such breach within 30 days after receiving written notice from the Board specifying the details thereof.

The Company shall not be deemed to have Cause to terminate Executive under this paragraph 3(c) unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Executive), after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive is guilty of conduct constituting Cause, and specifying the particulars thereof in detail.

(d)	Constructive Termination. The Executive shall be considered to have terminated his employment as a result of a constructive termination (“Constructive Termination”) if, without the written consent of the Executive,

(i)	the Company materially reduces Executive’s Salary or bonus opportunity or the Company materially breaches this Agreement;

(ii)	the Company materially reduces the Executive’s duties or authority, fails to nominate the Executive to the Board, or requires the Executive to report other than to the Board or a committee of the Board;

(iii)	the Company relocates its principal offices, or the Executive’s principal place of employment, outside the Chicago metropolitan area; or

(iv)	any successor to the Company (or the Company itself, following a Change in Control as defined in paragraph 4(d)) fails to assume this Agreement or affirm its obligations hereunder in any material respect.

Notwithstanding the foregoing, at the direction of the Board, certain of the Executive’s duties may be reassigned to another director or officer for up to 30 days to permit an investigation of whether there is a basis to terminate the Executive for Cause. Such reassignment shall not constitute Constructive Termination as long as the reassigned duties are directly and materially related to the subject of the investigation. Further, suspending the Executive’s duties, with full pay, bonus eligibility, welfare benefits and continued vesting of equity awards and other benefits, after Executive has provided a notice of non-renewal of this Agreement shall not constitute Constructive Termination. A termination by the Executive shall not be deemed to be as a result of a Constructive Termination unless the Executive shall have provided notice of the Constructive Termination event within 90 days of its occurrence and the Company shall have a reasonable opportunity to cure such conduct or event to the extent capable of cure within 30 days after receipt of written notice of the Constructive Termination from the Executive.

(e)	Voluntary Resignation. The Executive may terminate his employment hereunder at any time for any reason by giving the Company prior written notice of his resignation, which shall be effective 30 days after receipt (provided, that, the Company may accelerate the Date of Termination to an earlier date by providing the Executive with notice of such action and paying Executive during such 30 day period, or, alternatively, the Company may place the Executive on paid leave during such period) (“Voluntary Resignation”). The Executive shall not be required to specify a reason for any such termination under this paragraph 3(e) unless the Executive intends for such termination to be subject to paragraph 3(d).

(f)	Mutual Agreement. This Agreement may be terminated at any time by the mutual agreement of the parties (“Mutual Agreement”). Any termination of the Executive’s employment by mutual agreement of the parties will be memorialized by an agreement which is reduced to writing and signed by the Executive and a duly appointed officer of the Company.

(g)	Termination by Company without Cause. The Company may terminate the Executive’s employment hereunder at any time for any reason, by giving the Executive prior written notice of his termination, which shall be effective immediately or as of such later time as is specified in such notice (“Termination without Cause”). Termination of the Executive’s employment by the Company shall be deemed to have occurred under this paragraph 3(g) unless the notice of termination provided to the Executive by the Company specifies that the Executive’s termination is for reasons described in paragraphs 3(b), 3(c) or 3(f).

(h)	Date of Termination. “Date of Termination” means the last day the Executive is employed by the Company, whether by reason of the expiration of the Agreement Term, termination of employment in accordance with the foregoing provisions of this paragraph 3, or under any other circumstances. Notwithstanding anything contained in this Agreement to the contrary, the date on which a “separation from service” pursuant to section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (“Separation from Service”) occurs shall be the “Date of Termination” or termination of employment for purposes of determining the timing of payments and benefits under this Agreement to the extent necessary to have such payments and benefits under this Agreement be exempt from the requirements of Section 409A or comply with the requirements of Section 409A.

4. Rights Upon Termination. The rights and obligations of the Company and the Executive with respect to compensation and benefits under this Agreement for periods after his Date of Termination shall be determined in accordance with the following provisions of this paragraph 4:

(a)	Termination for Cause; Voluntary Resignation; Mutual Agreement. If the Executive’s employment terminates under circumstances described in paragraph 3(c), 3(e) or 3(f), then, except as otherwise expressly provided in this Agreement or otherwise agreed in writing between the Executive and the Company, the Company’s only obligation to Executive after the Executive’s Date of Termination is payment of the following:

(i)	The Executive’s Salary for the period ending on the Date of Termination and, if applicable, any earned but unpaid Bonus for the fiscal year ending on or before the Date of Termination;

(ii)	Payment for unused vacation days, as determined in accordance with the Company policy as in effect from time to time; and

(iii)	Any other payments or benefits to be provided to the Executive by the Company pursuant to any employee benefit plans or arrangements adopted by the Company, to the extent such amounts are due from the Company (with paragraphs 4(a)(i), (ii) and this subsection (iii) referred to collectively herein as “Accrued Benefits”).

(b)	Termination due to Death or Disability; Termination prior to or more than 24 months following a Change in Control, Constructive Termination or Termination by the Company without Cause. If the Executive’s employment terminates under circumstances described in paragraph 3(a) or 3(b) at any time during the Agreement Term, or if the Executive’s employment terminates under circumstances described in paragraph 3(d) or 3(g) either prior to a Change in Control (as defined herein) or more than twenty-four (24) months following a Change in Control, the Executive (or, in the event of his death, his estate) shall be entitled to the following from the Company:

(i)	Accrued Benefits;

(ii)	A lump sum amount equal to two (2) times the sum of (w) the current Salary then in effect, plus (x) his Target Bonus;

(iii)	A pro-rata Target Bonus for the elapsed portion of the calendar year through the Date of Termination, payable in a lump sum;

(iv)	Continued medical coverage under the Company’s medical plan for the Executive and his family during the twenty-four (24) months following the Date of Termination, with benefits no less favorable in any material respect than the level of coverage applicable to them immediately prior to such Date of Termination, and the Company shall pay all premium amounts thereto; provided, however, the Company in its sole discretion may determine because of legal restrictions, insurance availability or otherwise to pay Executive a lump sum amount equal to the amount which the Executive would have paid as the “applicable premium” under section 4980B(f)(4) of the Code for continuation of such coverage. The continued medical coverage during the twenty-four (24) months following the Date of Termination at the Company’s expense shall run concurrently with the time period for which the Executive and his family members are entitled to continued medical coverage under the provisions of section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and section 601 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if applicable, or any similar state law continuation coverage requirements; and

(v)	The Executive’s RSUs, restricted stock and options shall continue to vest and become payable at the same time and in the same manner as though the Executive continued employment with the Company. The Performance Share Award shall be treated in accordance with the terms of the Performance Share Award.

(c)	Termination due to Constructive Termination or Termination by the Company without Cause on or after a Change in Control. If the Executive’s employment terminates on or within twenty-four months following a Change in Control under circumstances described in paragraphs 3(d) or 3(g), the Executive (or, in the event of his death, his estate) shall be entitled to the following from the Company:

(i)	Accrued Benefits;

(ii)	A lump sum amount equal to three (3) times the sum of (x) the current Salary then in effect, plus (y) his Target Bonus;

(iii)	A pro-rata Target Bonus for the elapsed portion of the calendar year through the Date of Termination, payable in lump sum;

(iv)	Continued medical coverage under the Company’s medical plan for the Executive and his family during the thirty-six (36) months following the Date of Termination, with benefits no less favorable in any material respect than the level of coverage applicable to them immediately prior to such Date of Termination, and the Company shall pay all premium amounts thereto; provided, however, the Company in its sole discretion may determine because of legal restrictions, insurance availability or otherwise to pay Executive a lump sum amount equal to the amount which the Executive would have paid as the “applicable premium” under section 4980B(f)(4) of the Code for continuation of such coverage. The continued medical coverage during such thirty-six months at the Company’s expense shall run concurrently with the time period for which the Executive and his family members are entitled to continued medical coverage under the provisions of section 4980B the Code, and section 601 of ERISA, if applicable, or any similar state law continuation coverage requirements; and

(v)	The Executive’s RSUs shall become immediately payable, all restrictions on any restricted stock shall lapse; all Options shall become immediately vested and continue to be exercisable for the lesser of five (5) years following the Date of Termination or the remaining term of the Option if there had not been a Date of Termination; and the Performance Share Award shall be treated in accordance with the terms of the Performance Share Award.

(d)	Change in Control. For purposes of this Agreement the term “Change in Control” means the happening of any of the following:

(i)	Any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” within the meaning of Section 13(d)(3)) has or acquires Beneficial Ownership of twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”); provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are held or acquired by the following: (i) the Company or any of its Related Companies (as defined in paragraph 4(d)(iv) below) or (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any of its Related Companies (the persons or entities described in (i) and (ii) shall collectively be referred to as the “Excluded Group”), shall not constitute a Change in Control. For purposes of this Agreement, “Beneficial Ownership” shall mean beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act.

(ii)	The individuals who are members of the Incumbent Board cease for any reason to constitute more than fifty percent (50%) of the Board. For purposes of this Agreement, “Incumbent Board” shall mean the individuals who, as of the beginning of the period commencing two years prior to the determination date, constitute the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of such two-year period, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered a member of the Incumbent Board.

(iii)	A consummation of a merger, consolidation or reorganization or similar event involving the Company, whether in a single transaction or in a series of transactions (“Business Combination”), unless, following such Business Combination:

(a)

the Persons with Beneficial Ownership of the Company, immediately before such Business Combination, have Beneficial Ownership of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation (or in the election of a comparable governing body of any other type of entity) resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Surviving Company”) in substantially the same proportions as their Beneficial Ownership of the Voting Securities immediately before such Business Combination;

(b)	the individuals who were members of the Incumbent Board immediately prior to the execution of the initial agreement providing for such Business Combination constitute more than fifty percent (50%) of the members of the board of directors (or comparable governing body of a noncorporate entity) of the Surviving Company; and

(c)	no Person (other than a member of the Excluded Group or any Person who immediately prior to such Business Combination had Beneficial Ownership of twenty-five percent (25%) or more of the then Voting Securities) has Beneficial Ownership of twenty-five percent (25%) or more of the then combined voting power of the Surviving Company’s then outstanding voting securities.

(iv)	The assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company to any Person (other than the Company, any Related Company or an employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company) unless, immediately following such disposition, the conditions set forth in paragraph (iii)(a), (b) and (c) above will be satisfied with respect to the entity which acquires such assets. For purposes of this Agreement, “Related Company” shall mean any entity that is directly or indirectly controlled by, in control of or under common control with the Company.

(v)	The occurrence of a liquidation or dissolution of the Company.

Notwithstanding the provisions of this paragraph (d), a Change in Control that results from a transaction consummated by a Person in which the Executive has an equity or debt interest (other than passive ownership of the securities of a publicly traded company acquired in the open market with personal funds) or with which the Executive is associated as a director, officer, employee, consultant or advisor, shall not be considered a Change in Control unless the Executive’s duties and responsibilities following such transaction are substantially and materially different from the duties and responsibilities contemplated by this Agreement for the role of a chief executive officer.

(e)	Termination at End of Agreement Term by Either Party. If Executive’s employment with the Company terminates at the end of the Agreement Term by either party other than for Cause, the Executive (or, in the event of his death, his estate) shall be entitled to the following from the Company:

(i)	Accrued Benefits; and

(ii)	The Executive’s RSUs, restricted stock and options shall continue to vest and become payable at the same time and in the same manner as though the Executive continued employment with the Company. The Performance Share Award shall be treated in accordance with the terms of the Performance Share Award.

The Company shall not be deemed to have Cause to terminate Executive under this paragraph 4(e) unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Executive), after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive is guilty of conduct constituting Cause, and specifying the particulars thereof in detail.

(f)	In the event of the Executive’s death before payment of any amount that had become due and payable to or on behalf of the Executive pursuant to the terms of this Agreement, payment of that amount shall be made to the Executive’s estate.

(g)

The Company shall not be required to make the payments and provide the benefits specified in paragraphs 4(b) or 4(c) or 4(e) unless the Executive executes and delivers to the Company an agreement releasing the Company, its affiliates and its officers, directors and employees from all liability (other than the payments and benefits under this Agreement) substantially in the form set forth attached hereto as Exhibit A and such agreement has become effective and irrevocable. To the extent that any such payments or benefits under this Agreement are intended to be exempt from Section 409A as a short-term deferral pursuant to Treasury Regulations §1.409A-1(b)(4) or any successor thereto, such release required for such payment or benefit must be provided no later than March 7th of the calendar year following the calendar year of the Executive’s Separation from Service and the Company shall make such payments on the day following the date the release becomes effective and irrevocable. Subject to paragraph 4(i), to the extent that Executive is required to execute and deliver a release to receive a payment or benefit that constitutes a “deferral of compensation” subject to Section 409A (after taking into account to the maximum extent possible any applicable exemptions) (“409A Payment”), such 409A Payment will be provided upon the 30th day following Executive’s Separation from Service provided the release in the form mutually agreed upon between Executive and the Company or in substantially the form set forth as Exhibit A has been executed, delivered, effective and irrevocable prior to such time. If a release is required for a 409A Payment and such release is not executed, delivered, effective and irrevocable by the 30th day following Executive’s Separation from Service, such 409A Payment shall not be provided to the Executive to the extent that providing such 409A Payment would cause such 409A Payment to fail to comply with Section 409A. Should this paragraph 4(g) result in the delay of benefits under this Agreement, any such benefit shall be made available to the Executive by the Company during such delay period at Executive’s expense. On the first day any such benefits may be made without incurring additional tax pursuant to Section 409A, the Company shall provide such benefits as provided for in this Agreement as well reimbursement of the amount Executive paid for benefits pursuant to the preceding sentence.

(h)	Except as may otherwise be expressly provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring the Executive to be treated as employed by the Company for purposes of any employee benefit plan or arrangement following the date of the Executive’s Date of Termination.

(i)	To the extent that any payment or benefit pursuant to this Agreement constitutes a 409A Payment treated as payable upon Separation from Service, then, if on the date of the Executive’s Separation from Service, the Executive is a Specified Employee, then to the extent required for Executive not to incur additional taxes pursuant to Section 409A, no such 409A Payment shall be made to the Executive earlier than the earlier of (i) six (6) months after the Executive’s Separation from Service; or (ii) the date of his death. Should this paragraph 4(i) result in the delay of benefits, any such benefit shall be made available to the Executive by the Company during such delay period at Executive’s expense. Should this paragraph 4(i) result in a delay of payments or benefits to Executive, on the first day any such payments or benefits may be made without incurring additional tax pursuant to Section 409A (the “409A Payment Date”), the Company shall make such payments and provide such benefits as provided for in this Agreement, provided that any amounts that would have been payable earlier but for the application of this paragraph 4(i) as well reimbursement of the amount Executive paid for benefits pursuant to the preceding sentence, shall be paid in a lump-sum on the 409A Payment Date. For purposes of this paragraph 4(i), the term “Specified Employee” shall have the meaning set forth in Section 409A, as determined in accordance with the methodology established by the Company. For purposes of determining whether a Separation from Service has occurred for purposes of Section 409A, a Separation from Service is deemed to include a reasonably anticipated permanent reduction in the level of services performed by the Executive to less than fifty percent (50%) of the average level of services performed by the Executive during the immediately preceding 36-month period.

5. Duties on Termination. Subject to the terms and conditions of this Agreement, during the period beginning on the date of delivery of a notice of resignation by the Executive or notice of termination of the Executive’s employment by the Company, and ending on the Date of Termination, the Executive shall continue to perform his duties as set forth in this Agreement, and during such period shall also perform such reasonable services for the Company as are necessary and appropriate for a smooth transition to the Executive’s successor, if any. Notwithstanding the foregoing provisions of this paragraph 5, the Company may suspend the

Executive from performing his duties under this Agreement following the delivery of any such notice of resignation or termination; provided, however, that during the period of suspension (which shall end on the Date of Termination), the Executive shall continue to be treated as employed by the Company for other purposes, and his rights to compensation or benefits shall not be reduced by reason of the suspension.

6. Noncompetition and Nonsolicitation.

(a)	Except as otherwise permitted under paragraph 1(d) of this Agreement, while the Executive is employed by the Company, he agrees that he will not directly or indirectly (without prior written consent of the Company) engage in, assist, perform services for, establish or open, or have any equity interest (other than ownership of 5% or less of the outstanding stock of any corporation listed on the New York, American or NASDAQ Stock Exchange) in any person, firm, corporation, or business entity (whether as an employee, officer, director, agent, security holder, creditor, consultant, or otherwise) that engages in any activity which is directly competitive with the business of the Company. In addition, for a 12-month period after the Executive’s Date of Termination, the Executive agrees that he will not serve as chief executive officer or a comparable position of any publicly-traded lodging REIT.

(b)	While the Executive is employed by the Company, and for a period of 12 months after the Executive’s Date of Termination, the Executive agrees that he will not in any manner, directly or indirectly (without prior written consent of the Company) employ or solicit for employment for himself or any other business entity (other than the Company and its Subsidiaries) any individual (other than a current or former executive assistant (secretary) of the Executive), who is an employee, officer, agent or representative of the Company (or any successor corporation into which the Company may be merged or consolidated) at the time of such solicitation or employment. Nothing in this paragraph 6 or paragraph 7 shall be construed as limiting the Executive’s duty of loyalty to the Company while he is employed by the Company, or any other duty he may otherwise have to the Company while he is employed by the Company. For the avoidance of doubt, it is understood that (i) the placement of general advertisements that may be targeted to a particular geographic or technical area but which are not targeted directly or indirectly towards any employees, officers, agents or representatives of the Company (or any successor corporation into which the Company may be merged or consolidated) shall not be deemed a breach of this paragraph 6(b) and (ii) the employment or engagement by such persons by an entity that is not controlled by Executive and whom Executive did not encourage, solicit, or induce or in any manner attempt to encourage, solicit, or induce to terminate his or her employment or consulting relationship with Company shall not be deemed a breach of this paragraph 6(b).

7. Confidential Information and Non-Disparagement. The Executive agrees that:

(a)	Except as may be required by the lawful order of a court or agency of competent jurisdiction, or except to the extent that the Executive has express authorization from the Company, the Executive agrees to keep secret and confidential indefinitely all non-public information (including, without limitation, information regarding litigation and pending litigation) concerning the Company and the Subsidiaries which was acquired by or disclosed to the Executive during the course of his employment with or negotiations for employment with the Company, or during the course of any consultation with the Company following his termination of employment pursuant to paragraph 8, and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way.

(b)	To the extent that any court or agency seeks to have the Executive disclose confidential information, he shall promptly inform the Company, and he shall take such reasonable steps to prevent disclosure of confidential information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that the Executive obtains information on behalf of the Company or any of the Subsidiaries that may be subject to attorney-client privilege as to the Company’s attorneys, the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

(c)	Nothing in the foregoing provisions of this paragraph 7 shall be construed so as to prevent the Executive from using, in connection with his employment for himself or an employer other than the Company or any of the Subsidiaries, knowledge which is generally known (other than by reason of a violation of this paragraph 7) to persons of his experience in other companies in the same industry.

(d)	During the Agreement Term and thereafter (including following Executive’s termination of employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or its respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that, during the Agreement Term and thereafter, (including following Executive’s termination of employment for any reason) the Company (including, but not limited to any executives, officers, Directors or employees of the Company) will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage Executive or his business or reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude either Executive or the Company from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.

8. Defense of Claims. The Executive agrees that, for the period beginning on the Effective Date, and continuing for a reasonable period after the Executive’s termination of employment with the Company, the Executive will cooperate with the Company in defense of any claims that may be made against the Company, and will cooperate with the Company in the prosecution of any claims that may be made by the Company, to the extent that such claims may relate to services performed by the Executive for the Company. During his employment with the Company and for a reasonable period thereafter, the Executive agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed against the Company which lawsuit the Executive reasonably believes the Company is not yet aware unless the Executive is bound by confidentiality restrictions prohibiting him from notifying the Company. The Company agrees to reimburse the Executive, for all of the Executive’s reasonable out-of-pocket expenses and, if any such cooperation is requested after Executive’s termination of employment with the Company, to compensate the Executive for his time associated with such cooperation at an hourly rate based on the Executive’s Salary in effect immediately prior to the Date of Termination divided by 2,000. The Executive also agrees to promptly inform the Company if he is asked to assist in any investigation of the Company (or its actions) that may relate to services performed by the Executive for the Company, regardless of whether a lawsuit has then been filed against the Company with respect to such investigation.

9. Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of paragraphs 6, 7 or 8, and he agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of any of paragraphs 6, 7 or 8. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum. The parties hereto acknowledge that the potential restrictions on the Executive’s future employment imposed by paragraphs 6, 7 and 8 are reasonable in duration and all other respects. If for any reason any court of competent jurisdiction shall find paragraphs 6, 7, or 8 unreasonable in duration or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

10. Potential Parachute Payment Cutback. Notwithstanding any other provision in this Agreement, in the event Executive becomes entitled to any payments or benefits whether pursuant to the terms of or by reason of this Agreement or any other plan, arrangement, agreement, policy or program (including without limitation any restricted stock unit, stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on the vesting or exercisability of any of the foregoing) with the Company, any successor to the Company or to all or a part of the business or assets of the Company (whether direct or indirect, by purchase, merger, consolidation, spin off, or otherwise and regardless of whether such payment is made by or on behalf of the Company or such successor) or any person whose actions result in a change of control or any person affiliated with the Company or such persons (in the aggregate, “Payments”), which Payments are reasonably determined by the Executive, but for this paragraph 10, to be subject to the tax imposed by section 4999 or any successor provision of the Code (the “Excise Tax”), Executive shall be paid either (i) the full amount of the Payments or (ii) the largest portion of the Payments that would result in no portion of the Payments being subject to the Excise Tax (the “Capped Payment”), whichever of the foregoing amounts, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax.

To the extent the order of cutback is required to be specified by Section 409A (otherwise as determined by the Executive), if a reduction in the Payments is required so that the amount of the Payments equals the Capped Payment, the Payments shall be reduced in the following order: (i) reduction of cash Payments otherwise payable to Executive that are exempt from Section 409A; (ii) reduction of any other payments and benefits otherwise payable to Executive that are exempt from Section 409A; (iii) cancellation of accelerated vesting of equity awards (other than stock options) that are exempt from Section 409A; (iv) cancellation of accelerated vesting of stock options that are exempt from Section 409A; and (v) reduction of any other payments and benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A, as determined by the Company. If acceleration of vesting of Executive’s stock options or other equity awards is to be reduced pursuant to clauses (iii) or (iv) of the immediately preceding sentence, such acceleration of vesting shall be accomplished by first canceling such acceleration for the vesting installment of any options with an exercise price greater than the fair market value of the underlying shares and then canceling such acceleration for the vesting installment that will vest last and continuing to the extent necessary by canceling such acceleration for the next vesting installment with the latest vesting.

All computations and determinations called for by this paragraph 10 shall be made and reported in writing to the Company and Executive by an independent accounting firm or independent tax counsel selected by the Executive subject to approval by the Company, which approval shall not be unreasonably withheld (the “Tax Advisor”). For purposes of such calculations and determinations, the Tax Advisor may rely on reasonable, good faith interpretations concerning the application of sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Tax Advisor such information and documents as the Tax Advisor may reasonably request in order to make their required calculations and determinations. The Company shall pay all fees and expenses charged by the Tax Advisor in connection with its services.

11. Non-alienation. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive’s estate.

12. Mitigation and Set-Off. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts earned by the Executive in other employment after termination of his employment with the Company, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.

13. Recoupment. Notwithstanding any other provisions in this Agreement to the contrary, the Executive acknowledges that he will be subject to recoupment policies adopted by the Company pursuant to the requirements of Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing requirements of any national securities exchange on which the shares of Common Stock of the Company are listed.

14. Amendment. This Agreement may be amended or canceled only by mutual agreement of the parties in writing. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

15. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS.

16. Severability. The invalidity or non-enforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

17. Waiver of Breach. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

18. Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

19. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given: (y) when received if given in person or by courier service or (z) three business days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

(a)	If to the Company, addressed as follows:

Strategic Hotels & Resorts, Inc.

200 W. Madison Street, Suite 1700

Chicago, Illinois 60606

Attention: General Counsel

Facsimile No.: (312) 658-5799

(b)	If to the Executive, addressed as follows:

Raymond L. Gellein, Jr.

200 W. Madison Street, Suite 1700

Chicago, Illinois 60606

Facsimile No.: (312) 658-5799

with a copy (which shall not constitute notice) to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 North Eola Drive

Orlando, Florida 32801

Attn: Suzan A. Abramson

20. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

21. Costs of Disputes. The Company shall reimburse the Executive’s reasonable expenses, including legal fees (i) to negotiate and prepare this Agreement up to a maximum of $7,000; and (ii) in any dispute under this Agreement in which the Executive prevails on at least one material claim.

22. Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment with the Company.

23. Entire Agreement. Except as otherwise noted herein this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

24. Acknowledgement by Executive. The Executive represents to the Company that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms. The Executive acknowledges that, prior to assenting to the terms of this Agreement; he has been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm’s-length with the Company as to the contents. The Executive and the Company agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against any party hereto. The Executive represents and warrants that he is not, and will not become a party to any agreement, contract, arrangement or understanding, whether of employment or otherwise, that would in any way restrict or prohibit him from undertaking or performing his duties in accordance with this Agreement.

25. Inconsistency. In the event of any inconsistency between this Agreement and any plan, program or practice of the Company, the terms of this Agreement shall control.

26. Effect of Restatement of Financial Results. Notwithstanding anything in this Agreement to the contrary other than paragraph13, to the extent any financial results are misstated as a result of Executive’s willful misconduct or gross negligence, and as a result such financial results are subsequently restated downward resulting in lower levels of performance-based vesting or award earnouts pursuant to paragraph 2, offsets shall be made against future awards and/or payments. For purposes of the preceding sentence, “willful” shall mean done or omitted in bad faith and without reasonable belief that such conduct was in the best interests of the Company. Willful misconduct or gross negligence shall not be deemed to have occurred unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Executive), after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive is guilty of conduct described above, and specifying the particulars thereof in detail. If such future awards and/or payments are insufficient to offset the full difference between award values or earnouts and restated award values or earnouts and/or if such restatement occurs at the end of the Agreement Term, awards or award values previously earned and/or delivered may be clawed-back.

27. Section 409A Compliance. All payments pursuant to this Agreement shall be subject to the provisions of this paragraph 27. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement either shall be exempt from the requirements of Section 409A or shall comply with the requirements of such provision; provided however that the preceding statement is not intended to transfer to the Company any liability for or with respect to any taxes, penalties or interest which may be imposed upon the Executive pursuant to Section 409A.

(a)	Reimbursements. For purposes of complying with Section 409A and without extending the payment timing otherwise provided in this Agreement, taxable reimbursements under this Agreement, subject to the following sentence and to the extent required to comply with Section 409A, will be made no later than the end of the calendar year following the calendar year the expense was incurred. To the extent required to comply with Section 409A, any taxable reimbursements and any in-kind benefit under this Agreement will be subject to the following: (a) payment of such reimbursements or in-kind benefits during one calendar year will not affect the amount of such reimbursement or in-kind benefits provided during any other calendar year (other than for medical reimbursement arrangements as excepted under Treasury Regulations §1.409A-3(i)(1)(iv)(B) solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period the arrangement remains in effect); (b) such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another form of compensation to the Executive and (c) the right to reimbursements under this Agreement will be in effect for the lesser of the time specified in this Agreement or ten years plus the lifetime of the Executive. Any taxable reimbursements or in-kind benefits shall be treated as not subject to Section 409A to the maximum extent provided by Treasury Regulations §1.409A-1(b)(9)(v) or otherwise under Section 409A.

(b)	No Acceleration; Separate Payments. No 409A Payment payable under this Agreement shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Section 409A. If under this Agreement, a 409A Payment is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

(c)	Cooperation. If the Executive or Company determines that any provision of this Agreement is or might be inconsistent with the requirements of Section 409A, the parties shall attempt in good faith to agree on such amendments to this Agreement as may be necessary or appropriate to avoid subjecting Executive to the imposition of any additional tax under Section 409A without changing the basic economic terms of this Agreement. This paragraph 27 is not intended to impose any restrictions on payments or benefits to Executive other than those otherwise set forth in this Agreement or required for Executive not to incur additional tax under Section 409A and shall be interpreted and operated accordingly. The Company to the extent reasonably requested by Executive shall modify this Agreement to effectuate the intention set forth in the preceding sentence.

IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first written above.

/s/ Raymond L. Gellein, Jr.
Executive

STRATEGIC HOTELS & RESORTS, INC.

By:	/s/ Paula C. Maggio
Name:	Paula C. Maggio
Title:	Executive Vice President, Secretary and General Counsel

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

THIS RELEASE is made as of this              day of             ,             , by and between Strategic Hotels & Resorts, Inc. (the “Company”) and Raymond L. Gellein, Jr. (“Executive”).

WHEREAS, Executive and the Company entered into that certain Employment Agreement, dated November __, 2012 and effective November 2, 2012 (“Agreement”);

WHEREAS, Executive’s employment with the Company as President and Chief Executive Officer has terminated; and

WHEREAS, in connection with the termination of Executive’s employment, under the Agreement, Executive is entitled to certain payments and other benefits.

NOW, THEREFORE, in consideration of the severance payments and other benefits due Executive under the Agreement (“Severance Payments”):

1. Executive hereby for himself, and his heirs, agents, executors, successors, assigns and administrators (collectively, the “Related Parties”), intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, parents, joint ventures, and its and their officers, directors, shareholders, employees, predecessors, and partners, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, or which the Related Parties may have, by reason of any matter, cause or thing whatsoever, from the beginning of his initial dealings with the Company to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to his employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621 et seq., the Older Worker’s Benefit Protection Act, 29 U.S.C. § 626(f)(1), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Americans with Disabilities Act, 42 U.S.C. § 12101-12213, the Rehabilitation Act, the Family and Medical Leave Act of 1993 (“FMLA”), 29 U.S.C. § 2601 et seq., and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs, but not including claims that cannot be waived by law and claims to payments, benefits and other rights provided Executive under the Agreement and any employee benefit plan of the Company in which Executive is a participant, including without limitation, stock-based compensation plans. This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Executive of any claim for accrued or unpaid wages, benefits or any other type of payment other than as provided under the Agreement and any employee benefit plan of the Company in which Executive is a participant, including without limitation, stock-based compensation plans. It is the intention of the parties to make this release as broad and as general as the law permits as to the claims released hereunder. However, nothing in this Agreement is intended to interfere with the Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission as set forth in Section 626(f)(4) of the Older Workers Benefit Protection Act. In addition, nothing in this Agreement is intended to limit or restrict any rights Executive may have to challenge the validity of this Agreement or whether this Agreement was entered into knowingly and voluntarily. Executive does waive, however, his right to any monetary recovery should any agency pursue any claims on his behalf.

2. Executive further agrees and recognizes that he has permanently and irrevocably severed his employment relationship with the Company, that he shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ him in the future.

3. The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Releasees pursuant to the Agreement, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

4. Executive certifies and acknowledges as follows:

a. That he has read the terms of this Release, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE all Releasees from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release;

b. That he has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled;

c. That he has been and is hereby advised in writing to consult with an attorney prior to signing this Release;

d. That he does not waive rights or claims that may arise after the date this Release is executed;

e. That he has been informed that he has the right to consider this Release and Waiver of Claims for a period of 21 days from receipt, and he has signed on the date indicated below after concluding that this Release and Waiver of Claims is satisfactory to him; and

f. That neither the Company, nor any of its directors, employees, or attorneys, has made any representations to him concerning the terms or effects of this Release and Waiver of Claims other than those contained herein.

g. That he has not filed any claim against the Company relating to his employment and/or cessation of employment with the Company, or otherwise involving facts that occurred on or prior to the date that Executive has signed this Release and Waiver of Claims.

h. That if he commences, continues, joins in, or in any other manner attempts to assert any claim released herein against the Company, or otherwise violates the terms of this Release and Waiver of Claims, (i) the Executive will cease to have any further rights to Severance Payments from the Company, and (ii) the Executive shall be required to return any Severance Payments made to the Executive by the Company (together with interest thereon).

i. Executive acknowledges that he may later discover facts different from or in addition to those which he knows or believes to be true now, and he agrees that, in such event, this Release and Waiver of Claims shall nevertheless remain effective in all respects, notwithstanding such different or additional facts or the discovery of those facts.

5. This Release and Waiver of Claims may not be introduced in any legal or administrative proceeding, or other similar forum, except one concerning a breach of this Release and Waiver of Claims.

6. This Release and Waiver of Claims and the Agreement constitute the complete understanding between Executive and the Company concerning the subject matter hereof. No other promises or agreements will be binding unless signed by Executive and the Company.

7. In the event that any provision or portion of this Release and Waiver of Claims shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Release and Waiver of Claims shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

8. The respective rights and obligations of the parties hereunder shall survive termination of this Release and Waiver of Claims to the extent necessary for the intended preservation of such rights and obligations.

9. This Release and Waiver of Claims shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware without reference to the principles of conflict of law.

10. Executive also understands that he has the right to revoke this Release and Waiver of Claims within 7 days after execution, and that this Release and Waiver of Claims will not become effective or enforceable until the revocation period has expired, by giving written notice to the following:

Strategic Hotels & Resorts, Inc.

200 West Madison Street, Suite 1700

Chicago, Illinois 60606

Attention: General Counsel

Facsimile No.: (312) 658-5799

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties execute the foregoing Release and Waiver of Claims:

Raymond L. Gellein, Jr.

SCHEDULE 1

Board of Directors Positions

Marriott Vacations Worldwide Corporation

The Mind and Life Institute

American Resort Development Association

SCHEDULE 2

RBG Capital Advisors, LLC

RBG Advisors, LLC

RG Black Diamond Golf Holdings, LLC, Member of Black Diamond Golf Holdings,

LLC, Member of Escalante-Black Diamond, LLC

RG Graywood Golf Holdings, LLC, Member of Graywood Golf Holdings, LLC,

Member of Escalante-Graywood, LLC

RG Grand Haven Golf Holdings, LLC, Member of Grand Haven Golf Holdings,

LLC, Member of Escalante – Grand Haven, LLC

Gellein CM Glazing Holdings, LLC, Member of CM Glazing, LLC d/b/a Acme

Glass Contract Glazing

A-2

ATTACHMENT A

STRATEGIC HOTELS & RESORTS, INC.

SECOND AMENDED AND RESTATED 2004 INCENTIVE PLAN

STOCK UNIT AWARD AGREEMENT

We are pleased to inform you that you have been awarded by Strategic Hotels & Resorts, Inc. (the “Company”), a stock unit award (the “Stock Unit Award”).

The terms of the Stock Unit Award are as set forth in this Stock Unit Award Agreement (“Agreement”). The Stock Unit Award Agreement is granted under the Strategic Hotels & Resorts Second Amended and Restated 2004 Incentive Plan (“Plan”) and, except as expressly provided otherwise herein, is limited by and subject to the express terms and conditions of the Plan, a copy of which has been made available to you. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan. The basic terms of the Stock Unit Award are summarized as follows:

Grant Date:	November 19, 2012
Number of Units:	112,245

1. Vesting

(a) The Stock Unit Award is subject to forfeiture upon termination of your employment or service relationship with the Employer as described below. The Stock Unit Award will vest and no longer be subject to forfeiture on the dates set forth below (each a “Vesting Date”) according to the following schedule:

Date at Which Portion of Stock Unit Award is Vested and No Longer Subject to Forfeiture Provided Continuous Employment or Service With the Employer From the Grant Date	Portion of Stock Unit Award Vested and No Longer Subject to Forfeiture
January 1, 2014	33%
January 1, 2015	67%
January 1, 2016	100%

(b) Units that have vested and are no longer subject to forfeiture according to the schedule above are referred to herein as “Vested Units.” Units that have not vested and remain subject to forfeiture under the preceding schedule are referred to herein as “Unvested Units.” The Unvested Units will vest (and to the extent so vested cease to be Unvested Units remaining subject to forfeiture) in accordance with the above schedule. Collectively, the Unvested Units and Vested Units are referred to herein as the “Units.”

(c) Early lapse of the forfeiture restrictions may occur as described below in connection with your death or termination of employment because of your Disability, a Constructive Termination or Termination without Cause. For purposes of this Agreement, the terms “Constructive Termination”, “Termination without Cause” and “Cause” shall have the meanings given to such terms in your Employment Agreement with the Company dated as of November 19, 2012 (“Employment Agreement”) whether or not the Agreement Term under such Employment Agreement has ended.

2. Termination of Employment or Services

If you terminate your employment or service relationship with the Employer other than as a result of a Constructive Termination or at the end of the Agreement Term under the Employment Agreement or the Employer terminates your employment or service relationship for Cause, any portion of this Stock Unit Award that has not vested as provided in Section 1 will immediately terminate. You will forfeit all Unvested Units upon such occurrence without the payment of any further consideration to you.

If your employment or service relationship with the Employer terminates before a Change of Control because of death, Disability, a Constructive Termination, Termination without Cause or by either you or the Employer at the end of the Agreement Term under the Employment Agreement other than for Cause, the vesting and payment of this Stock Unit Award will continue at the same time and in the same manner as though you remained employed by the Employer.

If your employment or service relationship with the Employer terminates on or after a Change of Control because of death, Disability, a Constructive Termination, Termination without Cause or by either you or the Employer at the end of the Agreement Term under the Employment Agreement other than for Cause, the vesting of this Stock Unit Award will accelerate and all Units under this Stock Unit Award will become fully vested.

3. Conversion of Units into Shares of Common Stock

Except as otherwise provided by a deferral election pursuant to Section 4 of this Agreement, Vested Units shall be converted into shares of Common Stock as of February 15th (or the next business day thereafter if February 15 is not a business day) following the day when Unvested Units become Vested Units at the applicable Vesting Date or as soon as administratively feasible following your termination of employment with respect to Unvested Units which become Vested Units in accordance with Section 2.

If, however, you elect to defer payment of the shares of Common Stock as provided in Section 4 of this Agreement, the shares of Common Stock shall be issued as set forth in the Deferral Election Agreement entered into between you and the Committee.

4. Deferral Election

Subject to Section 12, you may elect to defer delivery of the shares of Common Stock that would otherwise be due by virtue of the lapse or waiver of the vesting requirements as set forth in Section 1. The Committee shall, in its sole discretion, establish the rules and procedures for such deferral elections and payment deferrals.

5. Dividends

You shall be credited with dividend equivalents with respect to your Units under this Agreement in the form of additional Units as set forth in Section 2(e)(iii) of your Employment Agreement.

6. No Rights as Shareholder

You shall not have voting or any other rights as a shareholder of the Common Stock with respect to the Units. Upon conversion of the Units into shares of Common Stock, you will obtain full voting and other rights as a shareholder of the Company.

7. Securities Law Compliance

Notwithstanding any other provision of this Agreement, you may not sell the shares of Common Stock acquired upon the conversion of Units unless such shares are registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such sale would be exempt from the registration requirements of the Securities Act. The sale of such shares of Common Stock must also comply with other applicable laws and regulations governing the shares, and you may not sell the shares of Common Stock if the Company determines that such sale would not be in material compliance with such laws and regulations.

8. Transfer Restrictions

8.1 Restrictions on Transfer of Unvested Shares. Any sale, transfer, assignment, encumbrance, pledge, hypothecation, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, whether voluntarily or by operation of law, directly or indirectly, of Units shall be strictly prohibited and void, except a transfer after death by will or by the applicable laws of descent and distribution, and provided that such restrictions on transfer will not apply to a gratuitous transfer of the Units, provided, and only if, you obtain the Committee’s prior written consent to such transfer.

8.2 Market Standoff. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, you and any transferee agree not to sell, make any short sale of, loan, hypothecate, pledge, assign, grant any option for the purchase of, or otherwise dispose or transfer for value or agree to engage in any of the foregoing transactions with respect to, any shares of Common Stock acquired upon the conversion of Units if so requested by the underwriter. Such limitations will be in effect for such period of time as may be requested by the underwriter.

9. Independent Tax Advice

You acknowledge that determining the actual tax consequences to you of receiving Units or shares of Common Stock or deferring or disposing of Units or shares of Common Stock may be complicated. These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving, deferring or disposing of Units or shares of Common Stock. Prior to executing this Agreement, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the Shares in light of your specific situation or have had the opportunity to consult with such a tax advisor but chose not to do so.

10. Withholding and Disposition of Shares

You agree to make arrangements satisfactory to the Employer for the payment of any federal, state, local or foreign withholding tax obligations that arise with respect to this Stock Unit Award, including, without limitation, the receipt of shares of Common Stock. Notwithstanding the previous sentence, you acknowledge and agree that the Employer has the right to deduct from payments of any kind otherwise due to you any federal, state or local taxes of any kind required by law to be withheld with respect this Stock Unit Award, including, without limitation, the receipt of shares of Common Stock.

11. General Provisions

11.1 No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

11.2 Undertaking. You hereby agree to take whatever additional action and execute whatever additional documents the Committee may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either you, the Units or the shares acquired upon conversion of the Units pursuant to the express provisions of this Agreement.

11.3 Recoupment. Notwithstanding any other provisions in this Agreement to the contrary, you acknowledge that you will be subject to recoupment policies adopted by the Company pursuant to the requirements of Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing requirements of any national securities exchange on which the shares of Common Stock of the Company are listed.

11.4 Agreement Is Entire Contract. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof.

11.5 Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

11.6 No Employment or Service Contract. This Agreement does not confer upon you any right with respect to continuance of employment by the Employer, nor does it interfere in any way with the right of your employer to terminate your employment or services at any time, subject to the terms of the Employment Agreement.

11.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but which, upon execution, will constitute one and the same instrument.

11.8 Governing Law. This Agreement will be construed and administered in accordance with and governed by the laws of the State of Illinois.

12. Section 409A Compliance

The Company intends that any Unit conversion, deferral and other provisions applicable to your Stock Unit Award fully comply with the payout and other limitations and restrictions imposed under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), as clarified or modified by IRS guidance, including without limitation, treating the date you have a separation from service under Code Section 409A as the date you terminate employment or your service relationship for purposes of this Agreement – in each case if and to the extent such Code Section 409A is otherwise applicable to your Stock Unit Award and such compliance is necessary to avoid the penalties otherwise imposed under Code Section 409A. In this connection, the Company and you agree that the payout timing provisions applicable to the Stock Unit Award, and the terms of any deferral and other rights regarding such Stock Unit Awards, shall be deemed modified, if and to the extent necessary to comply with the payout and other limitations and restrictions imposed under Code Section 409A, as clarified or modified by IRS guidance – in each case if and to the extent such Code Section 409A is otherwise applicable to your Stock Unit Award and such compliance is necessary to avoid the penalties otherwise imposed under Section 409A. This Stock Unit Award is subject to Section 17.5 of the Plan.

REMAINDER OF PAGE INTENTIONALLY BLANK.

SIGNATURE PAGE FOLLOWS.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year indicated above on the first page of this Agreement as the Grant Date.

STRATEGIC HOTELS & RESORTS, INC.

By:	Paula C. Maggio
Its:	Executive Vice President, Secretary & General Counsel

Raymond L. Gellein, Jr.

ATTACHMENT B

STRATEGIC HOTELS & RESORTS, INC.

SECOND AMENDED AND RESTATED 2004 INCENTIVE PLAN

PERFORMANCE SHARE AWARD AGREEMENT

We are pleased to inform you that you have been awarded by Strategic Hotels & Resorts, Inc. (the “Company”) the opportunity to earn a performance share award (the “Performance Share Award”).

The terms of the Performance Share Award are as set forth in this Performance Share Award Agreement (“Agreement”). This Agreement is granted under the Strategic Hotels & Resorts Second Amended and Restated 2004 Incentive Plan (“Plan”) and, except as expressly provided otherwise herein, is limited by and subject to the express terms and conditions of the Plan, a copy of which has been made available to you. Certain capitalized terms are defined in the Appendix to this Agreement. Capitalized terms that are not defined in this Agreement (including the Appendix) have the meanings given to them in the Plan. The basic terms of the Performance Share Award are summarized as follows:

Target Number of Shares Subject to the Award (“Target Shares”):	227,891

Performance Period:	January 2, 2013 (“Start Date”) through December 31, 2015 (“End Date”)

1. Earning Performance Shares Award

Subject to the conditions and limitations set forth herein, the Company will determine and distribute shares of Common Stock to the extent earned as set forth below on a date (“Distribution Date”) in the first calendar quarter of 2016 (no later than March 15, 2016) in which the Committee determines and certifies the Relative SNL Lodging Index TSR Performance Percentage and the Relative MSCI US REIT Index TSR Performance Percentage achieved, each as described in Section 2 hereof. The Committee will in good faith make such determination and certification and except as set forth in Sections 3, 4 and 6, distribute such shares of Common Stock within the time period set forth in the preceding sentence.

(a) Base Performance Shares

Shares of Common Stock are earned under this Performance Share Award based on two performance metrics (each, a “Performance Metric”): (1) Relative SNL Lodging Index TSR Performance and (2) Relative MSCI US REIT Index TSR Performance. The weighting of each Performance Metric is set forth below:

Performance Metrics	Weighting
1. Relative SNL Lodging Index TSR	75%
2. Relative MSCI US REIT Index TSR	25%

Shares of Common Stock are earned according to Relative SNL Lodging Index TSR Performance as set forth below:

Percentile Rank	Multiple of Target Shares Earned
100%	1.50
75%	1.25
50%	1.00
25%	0.50
Below 25%	0

Shares of Common Stock are earned according to the Relative MSCI US REIT Index TSR Performance as set forth below:

Percentile Rank	Multiple of Target Shares Earned
100%	1.50
75%	1.25
50%	1.00
25%	0.50
Below 25%	0

The number of Shares that are earned with respect to each Performance Metric shall be interpolated on a straight line basis between the Multiple of Target Shares Earned levels set forth in the schedules above.

(b) Kicker Shares

“Kicker Shares” shall be an additional number of shares of Common Stock earned under this Performance Share Award equal to 10% of the Target Shares applicable to the Performance Metric if the Company is at the 85th percentile or higher for such Performance Metric. Therefore,

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•

The Kicker Shares for Relative SNL Lodging Index TSR Performance achievement at the 85th percentile or higher shall be an additional number of shares of Common Stock equal to 7.5% of the Target Shares.

•

The Kicker Shares for the Relative MSCI US REIT Index TSR Performance achievement at the 85th percentile or higher shall be an additional number of shares of Common Stock equal to 2.5% of the Target Shares.

(c) Dividend Equivalents:

You shall be credited from the Start Date with dividend equivalents payable in shares of Common Stock with respect to shares of Common Stock you earn under this Performance Share Award until the delivery date, without regard to any deferral election pursuant to Section 6, of such shares of Common Stock (or cash in a Go Private Transaction) under this Agreement. The number of shares of Common Stock you will acquire pursuant to dividend equivalents is determined by assuming that as of each dividend ex-date from the Start Date to such delivery date under this Agreement with respect to the shares of Common Stock you earn under this Agreement without regard to this Section 1(c) plus previously credited shares of Common Stock attributable to prior dividend equivalents under this Section 1(c), a dollar amount equal to the amount of the dividend that would have been paid on such number of shares of Common Stock under this Performance Share Award for such dividend shall be converted into a number of shares of Common Stock equal to the number of whole and fractional shares of Common Stock that could have been purchased at the closing price on the dividend payment date with such dollar amount. In the case of any dividend declared on shares of Common Stock which is payable in shares of Common Stock, you shall be credited with an additional number of shares of Common Stock equal to the product of (x) the number of shares of Common Stock earned under this Agreement without regard to this Section 1(c) plus previously credited shares of Common Stock attributable to prior dividend equivalents under this Section 1(c) and the (y) the number of shares of Common Stock (including any fraction thereof) distributable as a dividend on a share of Common Stock. Such dividend equivalents shall be paid to you in shares of Common Stock, (or cash in a Go Private Transaction (as defined hereafter)) at such time as the Performance Share Award is otherwise paid.

(d) Limitation on Shares of Common Stock To Be Earned:

Notwithstanding anything to the contrary herein:

(1) No more than the Target Shares will be earned under this Performance Share Award if the Company TSR is less than or equal to 100%.

(2) No shares of Common Stock will be earned under this Performance Share Award if the Performance Date Average Price is less than or equal to 50% of the Start Date Average Price, with such dollar amount subject to adjustment consistent with Section 14.1 of the Plan.

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(e) Example:

An example of a calculation of the earning of a Performance Share Award is set forth in Exhibit A.

2. Determining Performance Metrics

As set forth above, the earning of shares of Common Stock under this Performance Share Award depends upon two Performance Metrics: Relative SNL Lodging Index TSR and Relative MSCI US REIT Index TSR. Shares of Common Stock are earned under each of the relative TSR measures separately. Relative TSR for each Performance Metric will be based on the Company’s TSR performance relative to the equally-weighted TSRs of each Index Company included in the SNL Lodging Index and MSCI US REIT Index (each, an “Index”) as applicable as of the Performance Date, excluding the Company if it is part of the Index. TSR is calculated as share price appreciation plus the reinvestment of dividends during the applicable period.

To determine relative performance, the baseline metrics are the 60-trading day average closing price of a share of Common Stock of the Company and of a share of common stock of each Index Company, with the last of the 60-trading days falling on December 31, 2012. This 60-trading day average establishes both the Company’s Start Date Average Price and the Index Company Baseline Stock Price against which future Company stock performance and the stock performance of Index Companies within the applicable Index will be compared. If a company was added to the applicable Index after the Start Date, such company’s average closing stock price for the 60-trading days prior to joining the Index will be used for purposes of determining the Index Company Baseline Stock Price. In the event such Index Company does not have a trading history prior to joining the Index, the average closing stock price for the 60-trading days starting on the day the Index Company joined the Index will be used for purposes of determining the Index Company Baseline Stock Price. Any companies included in the applicable Index as of the Start Date but which are no longer included in the applicable Index as of the Performance Date will not be included in the TSR analysis with respect to such Index.

The 60-trading day average closing price of a share of Common Stock and of a share of each Index Company with the last trading day of such 60-trading day period ending on the Performance Date (establishing both the “Performance Date Average Price” and the “Index Company Performance Date Average Price”, respectively) is separately determined. (The Performance Date Average Price and the Index Company Performance Date Average Prices shall be automatically adjusted to account for any stock split or similar change in capitalization in a manner as set forth in Section 14.1 of the Plan.)

Company performance will be measured by dividing the Performance Date Average Price plus Company dividends reinvested as of each dividend ex-date between Start Date and the Performance Date by the Start Date Average Price, with the quotient expressed as a percentage of the Start Date Average Price (the “Company TSR”). The performance for each Index Company will be measured separately by dividing the Index Company Performance Date Average Price plus Index Company dividends reinvested as of each dividend ex-date between Start Date and the Performance Date by the Index Company Baseline Stock Price, with the quotient expressed as a percentage of the Index Company Baseline Stock Price

4

(the “Index Company TSR”). Therefore, the TSR for the Company and each Index Company equals the change in value between Start Date Average Price and the Performance Date Average Price, plus dividends reinvested as of each dividend ex-date between Start Date and Performance Date, as a percentage of the Start Date Stock Price.

The Company’s TSR will be ranked against the Index Company TSRs of the Index Companies within the SNL Lodging Index to determine the Company’s Percentile Rank for purposes of Relative SNL Lodging Index TSR Performance Metric. The Company’s TSR will be ranked against the Index Company TSRs of the Index Companies within the MSCI US REIT Index to determine the Company’s Percentile Rank for purposes of Relative MSCI US REIT Index Performance Metric.

An example including the calculation of Start Date Average Price and a calculation of Company TSR for a prior three year period is set forth in Exhibit B.

3. Change of Control

If a Change of Control occurs prior to December 31, 2015 the end date for the Performance Period shall be treated as the date immediately prior to the Change of Control rather than December 31, 2015 and the relative TSR ranking for the Performance Metrics will be determined based on this shortened Performance Period (“Change of Control Performance Period”) and TSRs for Index Companies shall be determined based on the 60-trading day average closing price of each Index Company with the last trading day of such 60-trading day period ending immediately prior to the Change of Control. For purposes of the calculation of the Company’s TSR for the Change of Control Performance Period, the Company’s Performance Date Average Price shall be the fair market value of a share of Common Stock in the Change of Control. The Company’s TSR for the Change of Control Performance Period shall equal the Performance Date Average Price as determined pursuant to the preceding sentence plus dividends reinvested as of each dividend ex-date between the Start Date and the Performance Date, as a percentage of the Start Date Stock Price.

All payments under this Performance Share Award with respect to a Change of Control constituting a Go Private Change of Control Transaction may be paid in, at the Company’s discretion, either (1) shares of Common Stock prior to the Go Private Change of Control Transaction at such time and in such manner that you may participate fully as a holder of shares of Common Stock in the Go Private Change of Control Transaction or (2) cash. For purposes of this Performance Share Award, a “Go Private Change of Control Transaction” shall be deemed to have occurred if on or immediately following the Change of Control no shares of Common Stock or other common stock of the Company (or any successor) are traded on a national securities exchange.

4. Termination of Employment or Services

If the Company terminates your employment or service relationship for Cause or you terminate your employment or services relationship other than as a result of a Constructive Termination or at the end of the Agreement Term under your Employment Agreement with the Employer dated as of November 19, 2012 (“Employment Agreement”), you shall have no right to any shares of Common Stock under this Performance Share Award and this Performance Share Award will immediately terminate without the payment of any further consideration to you.

5

If your employment or service relationship with the Employer terminates prior to a Change of Control because of death, Disability, Constructive Termination, Termination by the Employer other than for Cause or by either you or the Employer other than for Cause at the end of the Agreement Term under the Employment Agreement, you will become fully vested in the shares of Common Stock that you would have earned under this Performance Share Award if you had remained employed through December 31, 2015 and such shares of Common Stock shall be payable in accordance with the Plan as though you had remained employed with the Employer.

You will become fully vested in the shares of Common Stock earned under this Performance Share Award on a Change of Control and such shares of Common Stock (or cash if the Change of Control is a Go Private Transaction) shall be payable to you upon such Change of Control.

5. Distributions of Shares of Common Stock

Except as otherwise provided by a deferral election pursuant to Section 6 of this Agreement or by virtue of a Change of Control as described in Section 3 and 4, shares of Common Stock earned pursuant to Sections 1, 2, 3 or 4 shall be distributed in the first calendar quarter of 2016 (no later than March 15, 2016).

If, however, you elect to defer payment of the shares of Common Stock as provided in Section 6 of this Agreement, the shares of Common Stock shall be issued as set forth in the Deferral Election Agreement entered into between you and the Committee.

6. Deferral Election

Subject to Section 13, you may elect to defer delivery of the shares of Common Stock that would otherwise be due by virtue of the satisfaction of the requirements for distribution of shares of Common Stock under this Performance Share Award Agreement. The Committee shall, in its sole discretion, establish the rules and procedures for such deferral elections and payment deferrals.

7. No Rights as Shareholder

You shall not have voting or any other rights as a shareholder of the shares of Common Stock with respect to the Performance Share Award until shares of Common Stock are actually delivered to you pursuant to Section 4 or 5. Upon delivery of shares of Common Stock pursuant to this Performance Share Award, you will obtain full voting and other rights as a shareholder of the Company.

6

8. Securities Law Compliance

Notwithstanding any other provision of this Agreement, you may not sell the shares of Common Stock acquired pursuant to this Performance Share Award unless such shares of Common Stock are registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such sale would be exempt from the registration requirements of the Securities Act. The sale of such shares of Common Stock must also comply with other applicable laws and regulations governing the shares of Common Stock, and you may not sell the shares of Common Stock if the Company determines that such sale would not be in material compliance with such laws and regulations.

9. Transfer Restrictions

Any sale, transfer, assignment, encumbrance, pledge, hypothecation, conveyance in trust, gift, transfer by bequest, or other transfer or disposition of any kind, whether voluntarily or by operation of law, directly or indirectly, of this Performance Share Award shall be strictly prohibited and void except a transfer after death by will or by the applicable laws of descent and distribution.

10. Independent Tax Advice

You acknowledge that determining the actual tax consequences to you of receiving this Performance Share Award or shares of Common Stock or cash thereunder or deferring or disposing of shares of Common Stock or cash may be complicated. These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving, deferring or disposing of the Performance Share Award or shares of Common Stock or cash hereunder. Prior to executing this Agreement, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the Performance Share Award with respect to your specific situation or have had the opportunity to consult with such a tax advisor but chose not to do so.

11. Withholding and Disposition of Shares of Common Stock

You agree to make arrangements satisfactory to the Employer for the payment of any federal, state, local or foreign withholding tax obligations that arise with respect to this Performance Share Award, including, without limitation, the receipt of shares of Common Stock or cash. Notwithstanding the previous sentence, you acknowledge and agree that the Employer has the right to deduct from payments of any kind otherwise due to you any federal, state or local taxes of any kind required by law to be withheld with respect this Performance Share Award, including, without limitation, the receipt of shares of Common Stock or cash.

12. General Provisions

12.1 No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

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12.2 Undertaking. You hereby agree to take whatever additional action and execute whatever additional documents the Committee may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either you, the Performance Share Award or the shares of Common Stock or cash acquired pursuant to the express provisions of this Agreement.

12.3 Recoupment. Notwithstanding any other provisions in this Agreement to the contrary, you acknowledge that you will be subject to recoupment policies adopted by the Company pursuant to the requirements of Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing requirements of any national securities exchange on which shares of Comon Stock of the Company are listed.

12.4 Agreement Is Entire Contract. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof.

12.5 Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

12.6 No Employment or Service Contract. This Agreement does not confer upon you any right with respect to continuance of employment by the Employer, nor does it interfere in any way with the right of your employer to terminate your employment or services at any time, subject to the terms of the Employment Agreement.

12.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but which, upon execution, will constitute one and the same instrument.

12.8 Governing Law. This Agreement will be construed and administered in accordance with and governed by the laws of the State of Illinois.

13. Section 409A Compliance

The Company intends that any distribution of shares of Common Stock or cash, deferral and other provisions applicable to your Performance Share Award fully comply with the payout and other limitations and restrictions imposed under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), as clarified or modified by IRS guidance, including without limitation, treating the date you have a separation from service under Code Section 409A as the date you terminate employment or your service relationship for purposes of this Agreement – in each case if and to the extent such Code Section 409A is otherwise applicable to your Performance Share Award and such compliance is necessary to avoid the penalties otherwise imposed under Code Section 409A. In this connection, the Company and you agree that the payout timing provisions applicable to the Performance Share Award, and the terms of any

8

deferral and other rights regarding such Performance Share Award, shall be deemed modified, if and to the extent necessary to comply with the payout and other limitations and restrictions imposed under Code Section 409A, as clarified or modified by IRS guidance – in each case if and to the extent such Code Section 409A is otherwise applicable to your Performance Share Award and such compliance is necessary to avoid the penalties otherwise imposed under Code Section 409A, including, without limitation, any necessary delay in payment (but not vesting) of the Performance Share Award to avoid Code Section 409A adverse consequences with respect to a payment that is subject to Code Section 409A if a Change of Control occurs that does not constitute a permissible distribution trigger for a payment that is subject to Code Section 409A. This Performance Share Award is subject to Section 17.5 of the Plan.

REMAINDER OF PAGE INTENTIONALLY BLANK.

SIGNATURE PAGE FOLLOWS.

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IN WITNESS WHEREOF, the parties have executed this Agreement on this 19th day of November, 2012.

STRATEGIC HOTELS & RESORTS, INC.

By:	Paula C. Maggio
Its:	Executive Vice President, Secretary & General Counsel

Raymond L. Gellein, Jr.

10

EXHIBIT A

EXAMPLE OF PERFORMANCE SHARE AWARD CALCULATION

	Company % TSR Rank	Multiple		Weighing			Weighted Multiple

SNL Lodging Index	72	1.22	X	75%	=	0.92
							1.26
MSCI US REIT Index	85	1.35	X	25%	=	0.34

2000	Weighted Multiple		Target Grant
	1.26	X	10,000	=	Base Grant	12,600

Because the Company’s Relative MSCI US REIT Index percentile equaled at least 85%, additional Kicker Grant = 2.5% x 10,000	Kicker Grant	250

	Total Grant =	12,850

Dividend Equivalents as calculated in the table below.	Dividend Equivalents	1,949

	Total Grant with Dividend Equivalents	14,799

A-1

Calculation of Dividend Equivalents assuming 2013-2016 was identical to 2005-2007:

Date	Stock Price	Dividends Per Share	Shares Including Dividends Reinvested
Initial Shares			12,850
4/20/05 Dividend Payment Date	$14.25	$0.22	13,048
7/20/05 Dividend Payment Date	$18.06	$0.22	13,207
10/20/05 Dividend Payment Date	$17.03	$0.22	13,378
1/20/06 Dividend Payment Date	$21.04	$0.22	13,518
4/20/06 Dividend Payment Date	$22.94	$0.23	13,653
7/10/06 Dividend Payment Date	$20.52	$0.23	13,806
10/10/06 Dividend Payment Date	$20.83	$0.23	13,959
1/10/07 Dividend Payment Date	$20.80	$0.23	14,113
4/10/07 Dividend Payment Date	$22.84	$0.24	14,262
7/10/07 Dividend Payment Date	$23.21	$0.24	14,409
10/10/07 Dividend Payment Date	$22.24	$0.24	14,564
1/10/08 Dividend Payment Date	$14.89	$0.24	14,799

A-2

EXHIBIT B

EXAMPLE OF PRICE CALCULATION

Start Date Average Price for 60-trading days ending on December 30, 2011 would have been calculated as set forth below and the Start Date Average Price for this 60-trading days ending on December 31, 2012 would be calculated in a comparable manner:

	Date	Close
1	30-Dec-11	$5.37
2	29-Dec-11	$5.36
3	28-Dec-11	$5.33
4	27-Dec-11	$5.60
5	23-Dec-11	$5.54
6	22-Dec-11	$5.54
7	21-Dec-11	$5.42
8	20-Dec-11	$5.38
9	19-Dec-11	$4.97
10	16-Dec-11	$5.05
11	15-Dec-11	$5.00
12	14-Dec-11	$4.88
13	13-Dec-11	$4.87
14	12-Dec-11	$4.94
15	9-Dec-11	$5.14
16	8-Dec-11	$4.86
17	7-Dec-11	$5.14
18	6-Dec-11	$5.13
19	5-Dec-11	$5.22
20	2-Dec-11	$5.29
21	1-Dec-11	$4.98
22	30-Nov-11	$5.02
23	29-Nov-11	$4.69
24	28-Nov-11	$4.66
25	25-Nov-11	$4.40
26	23-Nov-11	$4.37
27	22-Nov-11	$4.71
28	21-Nov-11	$4.75
29	18-Nov-11	$5.04
30	17-Nov-11	$4.99
31	16-Nov-11	$5.06
32	15-Nov-11	$5.18
33	14-Nov-11	$5.11
34	11-Nov-11	$5.35
35	10-Nov-11	$5.20
36	9-Nov-11	$5.08

	Date	Close
37	8-Nov-11	$5.43
38	7-Nov-11	$5.53
39	4-Nov-11	$5.54
40	3-Nov-11	$5.76
41	2-Nov-11	$5.71
42	1-Nov-11	$5.27
43	31-Oct-11	$5.69
44	28-Oct-11	$5.76
45	27-Oct-11	$5.39
46	26-Oct-11	$5.09
47	25-Oct-11	$5.13
48	24-Oct-11	$5.31
49	21-Oct-11	$5.22
50	20-Oct-11	$5.01
51	19-Oct-11	$4.95
52	18-Oct-11	$5.06
53	17-Oct-11	$4.59
54	14-Oct-11	$4.85
55	13-Oct-11	$4.73
56	12-Oct-11	$4.75
57	11-Oct-11	$4.54
58	10-Oct-11	$4.59
59	7-Oct-11	$4.25
60	6-Oct-11	$4.41
		$5.09

Performance Date Average Price, Index Company Baseline Stock Price and Index Company Performance Date Average Price shall be calculated in the same manner as the Start Date Average Price was calculated.

EXAMPLE OF TSR CALCULATION

Below is a calculation of TSR for the Company from 2005 to 2007:

Date	Stock Price	Dividends Per Share	Value of $100 Initial Investment	TSR
12/31/04 60 Day Avg.	$14.82		$100.00
3/29/05 Dividend Ex-Date	$14.30	$0.22	$97.98
6/28/05 Dividend Ex-Date	$17.96	$0.22	$124.56
9/28/05 Dividend Ex-Date	$17.70	$0.22	$124.28
12/16/05 Dividend Ex-Date	$20.35	$0.22	$144.43
3/29/06 Dividend Ex-Date	$22.90	$0.23	$164.16
6/28/06 Dividend Ex-Date	$20.06	$0.23	$145.45
9/27/06 Dividend Ex-Date	$20.04	$0.23	$146.98
12/22/06 Dividend Ex-Date	$21.14	$0.23	$156.73
3/23/07 Dividend Ex-Date	$23.54	$0.24	$176.30
6/22/07 Dividend Ex-Date	$22.20	$0.24	$168.07
9/24/07 Dividend Ex-Date	$20.95	$0.24	$160.42
12/24/07 Dividend Ex-Date	$18.37	$0.24	$142.50

12/31/07 60 Day Avg.	$21.61		$167.64	167.64%

A comparable methodology for determining TSR for the Company and Index Companies during the Performance Period or Change of Control Performance Period shall be used.

APPENDIX

“Cause” has the meaning assigned to it in the Employment Agreement whether or not the Agreement Term under the Employment Agreement has ended.

“Constructive Termination” has the meaning assigned to it in the Employment Agreement whether or not the Agreement Term under the Employment Agreement has ended.

“Employment Agreement” means your Employment Agreement with the Company dated November 19, 2012.

“Index Company” means each of the companies including in the SNL Lodging Index and MSCI US REIT Index.

“Index Company Baseline Stock Price” means the baseline stock price for each Index Company.

“Performance Date” means the earlier of the End Date or the date of a Change of Control.

“Performance Date Average Price” means the average closing price of a share of Common Stock during the 60-trading day period ending on the End Date if the Performance Date is the End Date or the fair market value of a share of Common Stock on the date of a Change of Control if the Performance Date is the date of a Change of Control.

“Start Date Average Price” means the average closing price of a Share during the 60-day trading period immediately prior to the Start Date.

“TSR” means the total shareholder return.

B-4